Exhibit 5.1

February 10, 2006

TranSwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

Re:	Registration Statement on Form S-8 Relating to the Retention Agreement
Inducement Shares of TranSwitch Corporation (the “Company”)

Ladies and Gentlemen:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on or about February 10, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 279,668 shares of common stock, $.001 par value per share (the “Retention Shares”), of the Company issuable under the Mysticom, Ltd. (“Mysticom”) retention agreements by and between Mysticom and certain employees of Mysticom (the “Retention Agreements”) assumed by the Company on January 30, 2006 in connection with the acquisition of Mysticom.

We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Retention Agreements, the Amended and Restated Certificate of Incorporation, as amended, the Amended and Restated By-Laws of the Company, the Agreement and Plan of Merger by and between the Company and Mysticom dated December 6, 2005, the minute books and stock records of the Company and certain resolutions of the Board of Directors of the Company for the purpose of rendering this opinion (collectively, the “Documents”).

Our opinions contained herein are limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

Our opinion hereafter expressed is based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Retention Shares have been duly authorized and, when issued pursuant to the Retention Agreements, will be validly issued, full paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion speaks only as of the date hereof and we assume no obligation to update this opinion at any date subsequent to the date hereof.

Very truly yours,

Brown Rudnick Berlack Israels LLP